Exhibit 3.2(a)
RESTATED
CERTIFICATE OF INCORPORATION
OF
CAREY NEW FINANCE, INC.
     Carey New Finance, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     1. The name of the corporation is Carey New Finance, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 23, 2010.
     2. This Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) amends and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). The Corporation has received payment for its stock.
     3. The Board of Directors of the Corporation (the “Board”), pursuant to a unanimous written action in lieu of a meeting pursuant to Section 141(f) of the DGCL, adopted resolutions proposing and declaring advisable that the Corporation amend and restate its Certificate of Incorporation to read in its entirety as follows:
     FIRST. The name of the Corporation is Carey New Finance, Inc.
     SECOND. The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
     FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value $0.01 per share.
     FIFTH. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided by law or the Bylaws, a majority of the entire Board, together with a majority of the H&F Representative Directors, shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present, together with a majority of the H&F Representative Directors present, at a meeting at which a quorum is present shall be the act of the Board. The total number of directors constituting the entire Board shall be fixed from time to time by the

Board. Elections of directors need not be by written ballot unless the Bylaws shall so provide. “H&F Representative Director” shall mean each director on the Board that is a managing director or employee of Hellman & Friedman LLC, Hellman & Friedman LLP or any of their respective affiliates (excluding any portfolio company in which any of the investment fund affiliates of Hellman & Friedman LLC or Hellman & Friedman LLP have made a debt or equity investment and any subsidiaries of the foregoing).
     SIXTH. In furtherance of and not in limitation of the power conferred by the DGCL, the Board, acting by majority vote (in the manner contemplated by ARTICLE FIFTH), is expressly authorized to adopt, amend or repeal the Bylaws.
     SEVENTH. The Corporation is to have perpetual existence.
     EIGHTH. Meetings of stockholders may be held within or without the state of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
     NINTH.
     (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. Any repeal or modification of this paragraph (a) of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification. If the General Corporation Law of the State of Delaware is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     (b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

     (c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this ARTICLE NINTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.
     (e) The indemnification permitted by this ARTICLE NINTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. To assure indemnification under this ARTICLE NINTH of all current and former directors and officers who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation which may exist from time to time, Section 145 of the General Corporation Law of the State of Delaware shall, for the purposes of this ARTICLE NINTH, be interpreted as follows: “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Corporation which is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”
     (f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE NINTH or otherwise.
     TENTH. In recognition of the fact that Hellman & Friedman LLC and their respective affiliates (including associated investment funds and portfolio companies) (each, an “Investor” and collectively, the “Investors”) currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Investors (including possible service of directors, officers and employees of the Investors as directors, officers and employees of the Corporation), the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this ARTICLE TENTH to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision). To the fullest extent permitted by applicable law, the Corporation acknowledges and agrees that each Investor and each member of the Board designated by an Investor (other than any independent director) (each, an “Investor Designated Director”) currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Investor or any of such Investor Designated Directors may serve as an advisor, a director or in some other capacity and, in recognition that such Investor and the Investor Designated Directors have myriad duties to various investors and partners and, in anticipation that the Corporation, on the one hand, and such Investor and the Investor Designated Directors, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, the Corporation further acknowledges and agrees that:
     (1) each Investor and each Investor Designated Director shall have the right: (i) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation and its subsidiaries); (ii) to directly or indirectly do business with any client or customer of the Corporation and its subsidiaries; (iii) to take any other action that such Investor or any such Investor Designated Director or any such other person believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this ARTICLE TENTH; and (iv) not to present potential transactions, matters or business opportunities to the Corporation or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person;
     (2) no Investor or Investor Designated Director shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Corporation or any of its affiliates or to refrain from any actions specified in this ARTICLE TENTH, and the Corporation, on its own behalf and on behalf of its affiliates, hereby irrevocably waives any right to require any Investor or any of the Investor Designated Directors to act in a manner inconsistent with the provisions of this ARTICLE TENTH; and
     (3) no Investor or Investor Designated Director shall be liable to the Corporation or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this ARTICLE TENTH or of any such person’s participation therein.

     4. In lieu of a meeting and vote of the stockholders, the stockholders have given written consent to such amendment and restatement of the Certificate of Incorporation of the Corporation in accordance with the provisions of Section 228 of the DGCL.
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     IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation on October 12, 2010.

/s/ Erik Ragatz
Erik Ragatz
President, Treasurer and Secretary

[Signature Page to Restated Charter of Carey New Finance, Inc.]